                                     EXHIBIT 4.4

                             FORM OF WARRANT TO PURCHASE

                           75,000 SHARES OF INCOMNET, INC.

                                                                EXHIBIT 4.4


                     WARRANTS FOR PRICE INTERNATIONAL, INC.

        [ORIGINAL WARRANTS PROVIDED TO PRICE INTERNATIONAL ON OCTOBER 21, 1994]


THESE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT OR REGULATION.

                      TRANSFER OF THIS WARRANT IS RESTRICTED


Warrant to Purchase 100,000 Shares


WARRANT OF

INCOMNET, INC.    October 21, 1994

Void After December 31, 1997


     This certifies that, for value received Price International, Inc. ("Holder"), or registered assigns, is entitled, subject to the terms set forth below, at any time until December 31, 1997, to purchase from Incomnet, Inc. (the "Company") a California corporation, 100,000 shares of Common Stock of the Company, at a price per share of $11.25 (the "Purchase Price"), subject to adjustment.

1. Exercise

(a) The Warrant may be exercised as follows until December 31, 1997 upon surrender to the Company at its principal office, or at such other office or agency as the Company may designate, together with the form of subscription attached hereto, duly executed by the holder and accompanied by payment in cash of check, in lawful money of the United States in an amount equal to the product of the Purchase Price and the number of shares to be acquired on such exercise:

     (i) 25,000 shares are vested immediately and may be exercised immediately.
     (ii) 75,000 shares will be vested based upon the performance requirement defined in "Article VI. Stock Warrants." Of the document entitled "Business Agreement Between Incomnet. Inc. and Price International, Inc." dated October 21, 1994. The requirement states that shares will be vested based upon a ratio of one share per $10 in pre-tax earnings generated by the business venture between Price International and Incomnet.

(b) Upon any partial exercise, the Company shall promptly issue and deliver to the holder hereof a new Warrant or Warrants of like tenor and dated the date hereof, in the name of the holder and providing for the right to purchase the number of shares with respect to which this Warrants has not been exercised.

(c) Upon the exercise of this Warrant, in whole or in part, the holder shall be entitled to receive a certificate or certificates for the number of fully paid and nonassessable shares of the Common Stock of the Company purchasable upon such exercise. If a fraction of a share would be issuable on any exercise of this Warrant, in lieu of the issuance of such fractional share, the Company will pay the cash value of that fractional share, as determined is good faith by its Board of Directors.

(d) The Company will at all time reserve and keep available, solely for issuance on exercise of the Warrant, all shares of Common Stock issuable on such exercise.

(e) The Company will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock on exercise of this Warrant. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the registered holder of the Warrant surrendered in connection with the purchase of such shares, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company's satisfaction that no tax or other charge is due.

2. Rights of Holders

No holder of the Warrant, by virtue of the ownership of this Warrant, shall be considered a shareholder of the Company for any purpose, nor shall anything in this Warrant be construed to confer on any holder of this Warrant any rights of a shareholder of the Company, including, without limitation, any right to vote, give or withhold consent to any corporation action, receive notice of meetings of shareholders or receive dividends.

3. Adjustments in the Purchase Price and Number of Shares

(a) In case the outstanding shares of Common Stock of the Company shall be subdivided into a greater number of share of Common Stock or dividend in stock shall be paid on the Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced and, conversely, in case the outstanding shares of Common Stock shall be combined into a small number of shares of Common Stock, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

(b) No adjustment of the Purchase Price shall be made if the amount of such adjustment shall be less than five cents per hare, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment of the Purchase Price which, together with any adjustment so carried forward, shall amount to five cents per share or more.

(c) When any adjustment is required to be made in the Purchase Price, the number of shares of Common Stock purchasable upon exercise of the Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable pursuant to exercise of the Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d) In the event of the merger or consolidation of the Company where the Company is not the surviving corporation or becomes a wholly-owned subsidiary, the Company will have the right to call and cancel the Warrant upon 30 days prior written notice to the Holder. The Holder will have the right to exercise the Warrant during such period. In case of any other change in the Common Stock of the Company through merger, consolidation, reclassification, reorganization, recapitalization, or other change in the capital structure of the Company or in the case of a sale of all or substantially all of the property of the Company, appropriate adjustment shall be made so that the holder of the Warrant shall have the right thereafter to receive upon exercise of the Warrant the kind and amount of shares of stock or other securities or property to which he would have been entitled if, immediately prior to such merger, consolidation, reclassification, reorganization, recapitalization, or other change in the capital structure of the Company or in the case of a sale of all or substantially all of the property of the Company, he had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holder of this Warrant, to the end that the provisions set forth herein (including provisions with respect to adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of this Warrant.

(e) When any adjustment is required to be made in the Purchase Price, the Company shall forthwith determine the new Purchase Price and (i) prepare and retain on file a statement describing in reasonable detail the method used in arriving at the new Purchase Price; and (ii) cause a copy of such statement to be mailed to the registered owner or owners of the Warrants, as of the date within ten (10) days after the date when the circumstances giving rise to the adjustment occurred.

4. Transfer and Exchange

(a) This Warrant and all rights hereunder may be transferred, subject to compliance with the legend set forth on page one of this Warrant, in whole or in part, by surrender of this Warrant properly endorsed to the Company at its principal office, or at such other office or agency as the Company may designate, and upon payment of any necessary transfer taxes. Upon any partial transfer, the Company will issue and deliver to the holder hereof a new Warrant and Warrants with respect to the shares of Common Stock not so transferred.

(b) Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder of this Warrant as the absolute owner for all purposes, notwithstanding any notice to the contrary.

(c) This Warrant is exchangeable at such office or agency for Warrants for the same aggregate number of shears of Common Stock, each new Warrant to represent the right to purchase such number of shares as the holder hereof shall designate at the time of such exchange.

5. Notices

(a) All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing.

6. Headings

The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

7. Governing Law

This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and to be performed wholly within that state.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its authorized officer as of the date first set forth above.


INCOMNET, INC.

By: /s/ SAM D. SCHWARTZ            By: /s/ STEPHEN A. CASWELL
    -------------------                ----------------------
    Name: Sam D. Schwartz              Name: Stephen A. Caswell
    Title: Chairman                    Title: Secretary



SUBSCRIPTION FORM

TO: INCOMNET INC.

     The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase rights represented by said Warrant for, and to purchase under said Warrant, ________________ shares of Common Stock of Incomnet, Inc., and herewith make payment therefor, all at the price and on the terms and conditions specified in the within Warrant.


DATED: _____________________________ By: _____________________________

[AMENDMENT TO BUSINESS AGREEMENT THAT CHANGES TERMS OF ORIGINAL WARRANTS]


INCOMNETFAX

May 10, 1995

To:     Brian Price
        Price International
        416-630-9234 (fax)

CC:     Sam Schwartz

From:   Steve Caswell
        (818) 587-5697 (fax)
        (818) 587-5694 (voice)

Re:     Amendment to Business Agreement Dated October 21, 1994 Between Incomnet
and Price International ("Agreement")

Here is the offer that we can make to you regarding the vesting of the additional 75,000 warrants subject to a performance requirement as specified in Article VI - Stock Warrants of the Agreement. We will vest the 75,000 warrants at $11.25 that are now subject to specific performance requirements based upon the following terms:

1. You exercise the 25,000 warrants that you now have at $11.25 per share to commence the deal. Because these warrants are registered, you will receive 25,000 shares of free-trading common stock as soon as the stock can be transferred in your name.

2. You agree to exercise at least 25,000 of the additional 75,000 warrants within 30 days of the stock underlying the 75,000 warrants being registered, provided that the bid price for our stock average at least $13.25 per share during the 30 day period from the date of registration. Should you fail to exercise the 25,000 warrants, you would retain vesting on 25,000 of the 75,000 warrants for your initial early exercise, but would lose vesting on the remaining 50,000 warrants, which would become subject to the performance provision in our original deal.

3. You agree to negotiate with the NHLPA so that your license to provide NHLPA telecards is extended for an additional year without any minimum guarantee.

4. Provided that the license with the NHLPA to provide telephone calling cards of NHLPA players is retained, you agree to provide to our business agreement the use of the Parkhurst name on hockey phone cards and related infotainment system products for a five year period, with each year renewable at our option on terms as follows:

     Year 1 -- No royalty or minimum guarantee.
     Year 2 -- Five percent royalty on sales, no minimum guarantee.
     Year 3 -- Five percent royalty on sales, $20,000 minimum guarantee. Year 4 -- Five percent royalty on sales, $35,000 minimum guarantee. Year 4 -- Five percent royalty on sales, $50,000 minimum guarantee.

Should the license with the NHLPA not be retained, you have to option to cancel the Parkhurst license when it is due for renewal.

5. Incomnet agrees that an adequate portion of the proceeds of the warrant exercise will be used to properly fund the hockey card business program, including the completion and launch of the Goalie and up-coming fall series and, in particular, the development of an interactive hockey card information system, which will allow hockey news and player reports across multiple leagues, as well as the ability to play hockey trivia interactively and the development and promotion of the Parkhurst North America Hockey Trivia Shootout.

Should this be acceptable, we will add this to our business agreement dated October 21, 1994 as an amendment. The Agreement would commence with our receiving from Price International a check for US$281,250 to exercise the 25,000 warrants now vested.

Accepted: /s/ Stephan A. Caswell
          Stephen A. Caswell
          Incomnet

Accepted: /s/ Brian Price
          Brian Price
          Price International